CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 107 to Registration Statement No. 333-174332 on Form N-1A of our report dated December 22, 2014, relating to the financial statements and financial highlights of First Trust Exchange-Traded Fund IV, comprised of First Trust North American Energy Infrastructure Fund, First Trust Tactical High Yield ETF, First Trust Senior Loan Fund, First Trust Enhanced Short Maturity ETF, and First Trust Strategic Income ETF, appearing in the Annual Reports on Form N-CSR for the period ended October 31, 2014, and to the references to us under the headings "Financial Highlights" in the Prospectuses and "Independent Registered Public Accounting Firm" and "Financial Statements" in the Statements of Additional Information, which are part of such Registration Statement.


/s/ DELOITTE & TOUCHE LLP

Chicago, Illinois
February 23, 2015